Exhibit 23.1





                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-63761) and related Prospectus of Bally Total Fitness Holding Corporation for the registration of 268,061 shares of its common stock and to the incorporation by reference therein of our reports dated February 17, 1998, with respect to the consolidated financial statements of Bally Total Fitness Holding Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





ERNST & YOUNG LLP

Chicago, Illinois
October 23, 1998